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                                                                  EXHIBIT (a)(3)


                              ASSET MANAGEMENT FUND

              Written Instrument Amending the Declaration of Trust

         The undersigned, the Trustees of the Asset Management Fund (the "Trust"), a business trust organized pursuant to a Declaration of Trust dated July 22, 1999 (the "Declaration of Trust"), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust effective as of January 8, 2002 by deleting Section 8.7 of Article VIII in its entirety and replacing it with the following:

                  "Proxies, Etc. At any meeting of Holders, any Holder entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been conveyed to the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken."

                  (a) Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust. Only Holders of record shall be entitled to vote. Each Holder shall be entitled to a vote proportionate to its Interest in the Trust.

                  (b) When Interests are held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect to such Interest, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect to such Interest.

                  (c) A proxy purporting to be executed by or on behalf of a Holder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the Holder is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person regarding the charge or management of his or her Interest, he or she may vote by his or her guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

         The provisions of this revised Article VIII shall be applicable to each existing series and any further series of the Fund that may from time to time be established and designated by the Trustees as provided in Section 6.2(b) of
Article VI of the Fund's Declaration of Trust.

                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the undersigned have as of this 8th day of January,
2002 signed these presents.

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Richard M. Amis                               Gerald J. Levy

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Arthur G. DeRusso                             Rodger D. Shay

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David F. Holland